Filed pursuant to Rule 424(b)(5)
Registration No. 333-141220
Supplement to Prospectus Supplement dated March 15, 2007
EXPLANATORY NOTE
     This Supplement is being filed solely to replace the “Calculation of Registration Fee” table in the Prospectus Supplement dated March 15, 2007 filed on March 16, 2007 at 5:30 p.m., accession number 0000950137-07-003995, and replaces such table in its entirety. This filing does not reflect a new prospectus supplement for an additional issuance and sale of securities.
CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock ($0.10 par value)	9,465,075	$48.60	$460,002,645	$14,123	(3)
Preferred Stock Purchase Rights (4)

(1)	Includes up to 1,234,575 shares that may be issued upon exercise of the underwriters’ option to purchase additional shares.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3 (File No. 333-141220).

(3)	Includes $13,927 previously paid in connection with the Prospectus Supplement dated March 15, 2007 filed on March 16, 2007 at 5:30 p.m., accession number 0000950137-07-003995.

(4)	Pursuant to the Rights Agreement dated December 21, 2006, one preferred stock purchase right is associated with each issued and outstanding share of common stock. No additional registration fee is payable in respect thereof.